EXHIBIT 99.1
CONTACTS: Mark Carter, VP and IRO (704) 557-8386
IMMEDIATE RELEASE June 30, 2014
Snyder’s-Lance, Inc. Completes Divestiture of Private Brands
and Implements Margin Improvement & Restructuring Plan

•	Will focus efforts on branded products and growth categories such as “better-for-you” snacks

•	Plans put in place to improve margins and offset stranded costs created by the sale of Private Brands
Charlotte, NC., June 30, 2014– Snyder’s-Lance, Inc. (Nasdaq-GS: LNCE) announced the completion of the sale of its Private Brands business, along with two manufacturing facilities in the U.S. and Canada, to Shearer's Foods, LLC, a leading provider of private label snacks headquartered in Massillon, OH. The deal was first announced on May 7, 2014. As previously communicated, the selling price for Private Brands was $430 million, with after-tax proceeds of approximately $300 million. When combined with the recently completed acquisition of Baptista’s Bakery, the company expects an annualized reduction in Net Revenue of approximately $250 million and an initial reduction in operating margins of around 20 basis points primarily due to stranded costs. “This is an important step forward for Snyder's-Lance as we dedicate our attention to our branded portfolio,” said Carl E. Lee, Jr., President and Chief Executive Officer. “I want to thank all of our associates who have worked to make our Private Brands successful for many years, and wish everyone the greatest of success in the future.”
Exiting Private Brands and acquiring the “better for you” product capabilities of Baptista’s demonstrates the company’s execution of its strategic plan to become a differentiated branded company focused on consumer trends and demand. Consistent with the company’s strategy, these transactions will allow Snyder's-Lance to focus on its branded products by placing more resources to work on growth categories such as “better-for-you” and premium snacks. These growth categories will benefit from incremental new product innovation, category development and marketing investments. The company’s brands are supported by one of the largest Direct Store Delivery (“DSD”) networks in the United States along with an expanding Direct Sales Force that complements its DSD operation with focus on high traffic perimeter locations such as the deli departments of major retailers.
Snyder’s-Lance also announces the implementation of a Margin Improvement & Restructuring Plan to offset stranded costs that remain after the sale of private brands. This plan is designed to scale the company’s operations appropriately with focus on branded products as well as the DSD and Direct Sales networks. Snyder’s-Lance has increased its operating margin run rate by 140 basis points over the past 24 months and is moving quickly to attack these stranded costs while working to further expand margins. Savings are expected to come from a combination of operational initiatives and headcount reductions. Annualized cost reductions are anticipated to be in the range of $22 to $25 million dollars, 125 to 150 basis points, and will be realized progressively over the next 12 months starting in the third quarter. This is a major initiative for the company to ensure its cost base is managed aggressively. More details and specific goals will be communicated during the company’s second quarter 2014 earnings call in early August.
About Snyder’s-Lance, Inc.
Snyder's-Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout the United States and internationally. Snyder's-Lance’s products include pretzels, sandwich crackers, pretzel crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder's-Lance has manufacturing facilities in North Carolina, Pennsylvania, Indiana, Georgia, Arizona, Massachusetts, Florida, Ohio and Wisconsin. Products are sold under the Snyder's of Hanover®, Lance®, Cape Cod®, Snack Factory® Pretzel Crisps®, Krunchers!®, Tom's®, Archway®, Jays®, Stella D'oro®, Eatsmart™, O-Ke-Doke®, Quitos™ and other brand names along with a number of third party brands. Products are distributed nationally through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels. LNCE-E